Exhibit 99.1
Report of Independent Auditors
The Stockholders of
HOB Entertainment, Inc.
We have audited the accompanying consolidated balance sheet of HOB Entertainment, Inc. (a Delaware corporation) and subsidiaries as of July 2, 2006, and the related consolidated statement of income, common stockholders’ equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HOB Entertainment, Inc. and subsidiaries as of July 2, 2006, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.
/s/ Ernst & Young LLP
Los Angeles, California
October 30, 2006

HOB Entertainment, Inc. and Subsidiaries
Consolidated Balance Sheets
(Amounts in thousands except per share amounts)

	July 2,	October 1,
	2006	2006
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,106	$20,930
Accounts receivable, net of allowance for doubtful accounts of $303 at July 2, 2006 and $223 at October 1, 2006	16,216	16,713
Due from affiliates and employees	2,458	1,781
Inventories	2,333	2,411
Prepaid expenses and other current assets	5,770	8,056

Total Current Assets	63,883	49,891

Property and equipment, net	104,746	105,530
Investments in unconsolidated affiliates	19,957	21,545
Goodwill	81,838	81,838
Other assets, net of accumulated amortization of $2,512 at July 2, 2006 and $2,711 at October 1, 2006	10,201	9,414

Total assets	$280,625	$268,218

Liabilities and equity
Current liabilities:
Accounts payable	$13,457	$15,026
Accrued expenses and other current liabilities	29,265	27,804
Current portion of long-term debt	42	42
Deferred revenue	43,063	25,915

Total current liabilities	85,827	68,787

Deferred revenue, net of current portion	10,695	9,654
Long-term debt, net of current portion	40,168	40,168
Deferred tax liabilities	8,045	8,787

Total liabilities	144,735	127,396

Commitment and contingencies

Minority interest	3,149	3,297

Preferred stock, at cumulative liquidation preference	45,703	47,085

Common stockholders’ equity:
Common stock, $.001 par value; 200,000 shares authorized; 110,556 shares issued and outstanding	111	111
Additional paid-in capital	497,106	497,106
Accumulated deficit attributable to common stockholders	(410,179)	(406,777)

Total common stockholders’ equity	87,038	90,440

Total liabilities and equity	$280,625	$268,218

See accompanying notes.

HOB Entertainment, Inc. and Subsidiaries
Consolidated Statements of Income
(Amounts in thousands)

		Three Months	Three Months
	Year Ended	Ended	Ended
	July 2, 2006	October 1, 2006	October 2, 2005
		(Unaudited)	(Unaudited)
Revenues	$368,775	$119,151	$120,899

Expenses:
Operating	335,576	105,875	112,395
General and administrative	22,063	5,505	4,889
Depreciation and amortization	9,669	2,197	2,234
Venue preopening costs	83	7	226

Operating Income	1,384	5,567	1,155

Other income (expense):
Interest income	506	316	175
Interest expense	(6,063)	(1,421)	(1,360)
Gain on sale of fixed assets by unconsolidated affiliate	7,174	—	—
Equity in net income of unconsolidated affiliates	3,946	1,550	2,342
Minority interest in consolidated affiliates	612	(210)	144

Income before provision for income taxes	7,559	5,802	2,456

Provision for income taxes	(3,277)	(1,018)	(839)

Net income	$4,282	$4,784	$1,617

See accompanying notes.

HOB Entertainment, Inc. and Subsidiaries
Consolidated Statements of Common Stockholders’ Equity (Deficit)
(Amounts in thousands)

	Common Stock				Total
			Additional		Common
	Number	Par	Paid-in	Accumulated	Stockholders’
	Of Shares	Value	Capital	Deficit	Equity

Balance, July 3, 2005	110,600	$111	$497,150	$(409,365)	$87,896

Exercise of stock options	5	—	5	—	5

Repurchase of common stock	(58)	—	(58)	—	(58)

Conversion of Class B convertible preferred stock into common	9	—	9	—	9

Accretion of preferred stock	—	—	—	(5,096)	(5,096)

Net income	—	—	—	4,282	4,282

Balance, July 2, 2006	110,556	111	497,106	(410,179)	87,038

Accretion of preferred stock (unaudited)	—	—	—	(1,382)	(1,382)

Net income (unaudited)	—	—	—	4,784	4,784

Balance, October 1, 2006 (unaudited)	110,556	$111	$497,106	$(406,777)	$90,440

See accompanying notes.

HOB Entertainment, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Amounts in thousands)

		Three Months	Three Months
	Year Ended	Ended	Ended
	July 2, 2006	October 1, 2006	October 2, 2005
		(Unaudited)	(Unaudited)
Operating activities
Net income	$4,282	$4,784	$1,617
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	9,669	2,197	2,234
Amortization of debt issuance costs	653	163	163
Gain on disposal of fixed assets by unconsolidated affiliate	(7,174)	—	—
Minority interest in consolidated affiliates	(612)	210	(144)
Equity in net income of unconsolidated affiliates	(3,946)	(1,550)	(2,342)
Deferred tax liabilities	3,008	742	772
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	773	(535)	2,899
Decrease (increase) in due from affiliates and employees	(1,913)	676	187
Decrease (increase) in inventories	42	(78)	(181)
Decrease (increase) in prepaid expenses and other assets	3,464	(1,864)	2,139
Increase (decrease) in accounts payable	(2,140)	1,569	(1,972)
Increase (decrease) in accrued expenses and other current liabilities	(3,330)	(1,460)	426
Decrease in deferred revenue	(2,052)	(18,172)	(19,265)

Net cash provided by (used in) operating activities	724	(13,318)	(13,467)

Investing activities
Proceeds from disposal of fixed assets by unconsolidated affiliate, net	10,291	—	—
Additions to property and equipment	(12,255)	(2,796)	(1,829)
Cash received from unconsolidated affiliates	3,526	—	—

Net cash provided by (used in) investing activities	1,562	(2,796)	(1,829)

Financing activities
Net proceeds from issuance of common stock	5	—	—
Repurchase of common stock	(58)	—	—
Distributions to minority interests	(183)	(62)	(62)
Debt repayments	(75)	—	—

Net cash used in financing activities	(311)	(62)	(62)

Net change in cash and cash equivalents	1,975	(16,176)	(15,358)
Cash and cash equivalents, beginning of period	35,131	37,106	35,131

Cash and cash equivalents, end of period	$37,106	$20,930	$19,773

See accompanying notes.

HOB Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
July 2, 2006
(Information as of October 1, 2006 and for the three months ended October 1, 2006 and October 2, 2005 is unaudited)
(Amounts in thousands except per share data)
1. Business, Organization and Business Risks
Business and Organization
HOB Entertainment, Inc. (the Company), a Delaware corporation, is a leading live music entertainment company which operates ten House of Blues® clubs, eight amphitheatre concert venues and one theatre concert venue, has booking arrangements with 12 other amphitheatre, arena, theatre and club concert venues, and operates certain other complementary businesses.
The Company opened House of Blues® clubs which integrate a live music hall, restaurant, bar and specialty retail store in Cambridge (1992), New Orleans (1994), Los Angeles (1994), Chicago (1996), Myrtle Beach (1997), Orlando (1997), Las Vegas (1999), Anaheim (2001), Cleveland (November 2004), San Diego (May 2005) and Atlantic City (July 2005). The Cambridge club was sold in October 2003.
On September 10, 1999, the Company acquired Universal Concerts Inc. (UCI) from Universal Studios, Inc. UCI changed its name to House of Blues Concerts, Inc. (Concerts) following its acquisition. Concerts is a leading venue operator, venue developer, promoter and producer of live music entertainment. It owns, operates or has exclusive booking arrangements with over 20 premier music venues in the United States and Canada, either solely or with a partner, and promotes live music entertainment in third-party venues throughout North America.
Business Risks
The Company has incurred net losses in each year since its inception, other than its most recent fiscal year. The Company’s ability to conduct and expand its operations had been dependent on the continued issuance of preferred and common stock and debt financing.
Fiscal Year
The Company operates on a 52/53-week accounting year, ending on the Sunday nearest to June 30 of each year. The year ended July 2, 2006, was a 52-week fiscal year.

Principles of Consolidation
The consolidated financial statements include the accounts of all wholly owned, majority-owned and controlled subsidiary companies and affiliates (see Note 3). All significant intercompany accounts and transactions have been eliminated.
The Company uses the equity basis of accounting for investments in which it has an ownership interest between 20% and 50%, and where the Company has the ability to exercise significant influence but not control.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Preparation of Interim Financial Statements
The accompanying interim balance sheet as of October 1, 2006, the statements of income and statements of cash flows for the three months ended October 1, 2006 and October 2, 2005, and the statement of common stockholders’ equity (deficit) for the three months ended October 1, 2006 are unaudited. These unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim information and, in the opinion of management, include all adjustments (consisting of normal recurring accruals and adjustments necessary for adoption of new accounting standards) necessary to present fairly the results of the interim periods shown. Management believes that the disclosures made are adequate to make the information presented not misleading. Due to seasonality and other factors, the results for the interim periods are not necessarily indicative of results for the full year.
2. Summary of Significant Accounting Policies
Cash and Cash Equivalents
The Company considers all highly liquid debt instruments purchased with original maturity dates of three months or less and investments in money market funds to be cash equivalents. The fair market value of the Company’s cash equivalents approximated cost at July 2, 2006 and October 1, 2006.

Inventories
Inventories consist primarily of retail merchandise, food and beverages, and are stated at the lower of cost determined on a first-in, first-out (FIFO) basis or market.
Prepaid Expenses
Prepaid expenses consist primarily of artist advances and other costs directly related to future events. Such costs are charged to operations upon the occurrence of the related event.
Property and Equipment
Except for purchase accounting adjustments, property and equipment are stated at cost less accumulated depreciation. Property and equipment acquired as part of an acquisition are stated at estimated fair market value at the date of acquisition. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of 15 to 39 years for amphitheaters, buildings and art, and three to ten years for furniture, artifacts and office and computer equipment. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful lives of the improvements or the expected life of the lease.
Major renewals and betterments are capitalized, while maintenance and repairs, which do not significantly improve or extend the lives of the respective assets, are expensed as incurred.
The cost and accumulated depreciation and amortization for property and equipment sold, retired or otherwise disposed of are relieved from the accounts and resulting gains and losses are reflected in the consolidated statements of income.
Goodwill and Other Assets
Goodwill represents the excess of the cost of the acquisition of UCI over the fair market value of the identifiable net assets acquired. According to Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, goodwill and intangible assets with indefinite lives are not subject to amortization, but rather an annual assessment of impairment by applying a fair-value-based test. Based on the Company’s assessment, no impairment was recorded during fiscal 2006 or during the three months ended October 1, 2006.
Trademarks are amortized over five years using the straight-line method. Other assets include debt issuance costs, which are amortized using the effective-interest method over the term of the debt.
Long-Lived Assets
The Company accounts for long-lived assets under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires that impaired long-lived assets be carried at the lower of carrying amount or fair value and that an evaluation of an individual property for possible impairment be performed whenever events or changes in circumstances indicate that an impairment may have occurred.
The Company recorded a noncash charge of approximately $598 for the year ended July 2, 2006 related to impairment charges for property and equipment relating to existing venues and construction in progress incurred for potential future venue developments. These amounts are included in depreciation and amortization expense. There were no similar charges for the three months ended October 1, 2006 and October 2, 2005.
Preferred Stock Issued with Warrants or Common Stock
When the Company issues preferred stock with warrants or with common stock, it allocates the proceeds from issuance between the securities based on the fair value of the warrants or common stock on the date of issuance as determined by the Board of Directors.
Stock Options
Through July 2, 2006, the Company accounted for the option plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, under which compensation cost is not recognized for options issued at the market value of the common stock at the date of the grant. Had compensation cost for the option plans been determined consistent with SFAS No. 123R, Share-Based Payment (“SFAS No. 123R”), the Company’s net income or loss would have been decreased or increased to the following pro forma amounts for the year ended July 2, 2006 and three months ended October 1, 2005:

	July 2	October 2
	2006	2005

		(unaudited)
Net income – as reported	$4,282	$1,617
Net income – pro forma	$2,728	$1,228
The Company adopted SFAS No. 123R as of the fiscal year beginning July 3, 2006 and the adoption had no impact on the Company’s results for the three months ended October 1, 2006 as there were no new stock option grants during that period.
The fair value of each option granted was estimated on the date of grant using the minimum-value method with the following weighted-average assumptions for grants: risk-free interest rates of approximately 4 — 6%, no volatility, expected lives of five years and no dividend payments. See further discussion of stock options in Note 11.
Revenue Recognition
Admission revenue is recognized on the date of the performance. Cash received for advance ticket sales is recorded as deferred revenue until the related event occurs. Revenue from food and beverage operations at the venues is recognized upon delivery of goods and services to customers. Merchandise revenue is recognized when goods are sold. Membership revenue is recognized on a straight-line basis over the term of the membership.
The Company outsources certain admission ticket processing functions. The Company receives certain advances or upfront payments upon entering into such agreements, which are initially recorded as deferred revenue and are then recognized as revenue as they are earned over the terms of the agreements.
Concerts outsources its food and beverage and merchandise operations to third-party concessionaires and receives a percentage of the revenue generated.
In consideration for exclusive publicity rights granted at certain venues or events, the Company receives sponsorship fees. Sponsorship fees that are not related to any single event are classified as deferred revenue and are amortized on a straight-line basis over the term of the related contract.
The Company recognizes barter revenue based on the fair value of goods exchanged. Barter revenue was $1,459 for the year ended July 2, 2006 and $731 and $503 for the three months ended October 1, 2006 and October 2, 2005, respectively.
Advertising
Advertising costs are expensed as incurred. Advertising expenses included in operating expenses were $16,209 for the year ended July 2, 2006 and $4,637 and $3,875 for the three months ended October 1, 2006 and October 2, 2005, respectively.
Capitalized Interest
The Company capitalizes interest expense on construction expenses incurred during the construction of new club venues. Interest costs of $0, $95 and $0 were capitalized out of total interest expense of $6,063, $1,516 and $1,360 for the year ended July 2, 2006, the three months ended October 1, 2006 and the three months ended October 2, 2005, respectively.
Income Tax
The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 specifies an asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events, which have been recognized in the Company’s financial statements. In addition, SFAS No. 109 requires that deferred tax assets be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax asset will not be realized.
Deferred income taxes reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial reporting basis and the potential benefits of certain tax carryforwards.

Comprehensive Income
Comprehensive income consists of two components, net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, gains and losses that, under generally accepted accounting principles, are recorded as an element of stockholders’ equity but are excluded from net income. For the year ended July 2, 2006 and the three months ended October 1, 2006 and October 2, 2005, and as of those dates, the Company had no items that were classified as other comprehensive income.
Concentration and Seasonality
For the year ended July 2, 2006, and three months ended October 1, 2006 and October 2, 2005, one vendor processed approximately 60%, 67% and 63%, respectively, of the Company’s ticket sales revenue. Management does not believe that this concentration poses a risk, as other vendors would be available to provide this service on comparable terms.
Concerts’ operations and revenues are seasonal in nature, with higher revenue generated in the second and third calendar quarters, as Concerts’ outdoor venues are primarily utilized during the warmer months and generally do not generate significant revenue during the winter.
Business Interruption Insurance Recovery
The consolidated statements of income include a $1,642 reduction in operating expenses for the year ending July 2, 2006 from business interruption insurance recoveries related to Hurricane Katrina’s impact on the New Orleans club. The Company has filed a lawsuit against its insurance company claiming additional amounts due, which are not accrued as of July 2, 2006 or October 1, 2006.
New Accounting Pronouncements
In December 2004, SFAS No. 123R, Share-Based Payment, was issued which sets accounting requirements for share-based compensation to employees and requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation. The Company adopted SFAS No. 123R as of the fiscal year beginning July 3, 2006, and adoption had no impact on the Company’s results of operations or financial condition as the Company granted no new stock options in the three months ended October 1, 2006.
In June 2005, the FASB ratified its consensus in EITF Issue 04-05, Determining Whether a General Partner, or the General Partners as Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (Issue 04-5). The adoption of the provision of EITF 04-05 as of July 2, 2006 had no impact on the Company’s results of operations or financial condition.
In January 2003, the FASB issued Interpretation No. 46 Consolidation of Variable Interest Entities (“FIN 46”). This Interpretation addresses consolidation by business enterprises of certain variable interest entities and the conditions under which they should be included in consolidated financial statements. In December 2003, the FASB issued Interpretation No. 46R (“FIN 46R”), which served to clarify guidance on FIN 46 and provided additional guidance surrounding the application of FIN 46. The adoption of FIN 46 as of July 3, 2005 had no impact on the consolidated financial statements.
In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective in fiscal years beginning after December 15, 2006. The provisions of FIN 48 are to be applied to all tax positions upon initial adoption, with the cumulative effect adjustment reported as an adjustment to the opening balance of retained earnings. We are currently evaluating the potential impact, if any, that the adoption of FIN 48 will have on our consolidated financial statements.
3. Investments in Unconsolidated Affiliates
In September 1999, in connection with the acquisition of Concerts, the Company acquired a 50% interest in House of Blues Concerts Canada, which owns and operates two facilities, and promotes and produces live music events in Canada. The fair value of this interest exceeded the equity in the underlying assets by $14,893 at the date of acquisition. The excess amounts were being amortized on a straight-line basis over 20 years until the Company adopted SFAS No. 142 in fiscal 2002. No amortization was recorded during fiscal 2006 or the three months ended October 1, 2006 and October 2, 2005. The Company accounts for its 50% interest under the equity method of accounting.
Summarized Financial Information
The following table sets forth certain condensed financial information representing 100% of House of Blues Concerts Canada balances and not the Company’s pro-rata share:

	July 2	October 1	October 2
	2006	2006	2005

		(unaudited)
For the year ended July 2, 2006, three months ended October 1, 2006 and three months ended October 2, 2005
Revenues	$126,382	$35,046	$39,936
Operating income	6,457	2,034	3,030
Net income	5,613	2,034	3,030

At July 2, 2006, October 1, 2006 and October 2, 2005
Current assets	12,356	11,556	10,992
Noncurrent assets	15,155	15,460	12,351
Current liabilities	12,325	9,805	8,634
Noncurrent liabilities	404	—	—
On March 1, 2006 Marina City Hotel Enterprises, LLC, a 44% owned unconsolidated affiliate, sold its property and the Company received cash of $10,291, net of selling expenses of $1,127. The Company recorded $3,117 as deferred revenue for the use of the Company’s name on the hotel which was part of the sold property, which will be recognized as revenue over the seven- year term of the related license agreement. The remaining $7,174 was recognized as income when received, and is classified in Other Income.
4. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following at July 2, 2006 and October 1, 2006:

	July 2	October 1
	2006	2006

		(unaudited)
Payroll-related costs	$8,748	$6,705
Performance and talent	2,528	2,908
Property, sales and other taxes	3,085	3,320
Rent	1,014	849
Other	13,890	14,022

	$29,265	$27,804

5. Property and Equipment
Property and equipment consist of the following at July 2, 2006 and October 1, 2006:

	July 2	October 1
	2006	2006

		(unaudited)
Land	$2,277	$2,277
Building and leasehold improvements	109,154	109,857
Art and artifacts	3,341	3,339
Furniture and equipment	8,376	8,425
Office equipment and computers	9,060	9,322
Construction in progress	11,675	13,151

	143,883	146,371
Less accumulated depreciation and amortization	(39,137)	(40,841)

	$104,746	$105,530

6. Income Taxes
The provision for income taxes for the year ended July 2, 2006 and three months ended October 1, 2006 and October 2, 2005, resulted in a minimal current tax provision. The Company has historically incurred book and tax losses, which had been fully reserved because of the uncertainty of their realization. Accordingly, the Company recorded a valuation allowance equal to its net deferred tax assets at July 2, 2006 and October 1, 2006. In addition, the Company has recorded a deferred tax liability related to timing differences from its tax-deductible goodwill which cannot be offset with its net deferred tax assets because of its indefinite-lived nature.
The provision for income taxes is comprised of the following for the year ended July 2, 2006, three months ended October 1, 2006 and three months ended October 2, 2005:

	July 2	October 1	October 2
	2006	2006	2005

		(unaudited)
Current:
Federal	$78	$21	$25
State and Foreign	191	255	62

Total current provision	269	276	87

Deferred:
Federal	2,707	631	677
State and Foreign	301	111	75

Total deferred provision	3,008	742	752

Total income tax provision	$3,277	$1,018	$839

The reconciliation of the effective tax rate to the statutory United States federal tax rate is summarized as follows for the year ended July 2, 2006 and three months ended October 1, 2006 and October 2, 2005:

	July 2	October 1	October 2
	2006	2006	2005

		(unaudited)
Statutory federal rate	34%	34%	34%
State and foreign taxes, net of federal tax effect	10	5	2
Effect of valuation allowance, net	(1)	(21)	(2)

Effective tax rate	43%	18%	34%

The significant deferred tax assets and liabilities, as determined under the provisions of SFAS No. 109 are as follows at July 2, 2006 and October 1, 2006:

	July 2	October 1
	2006	2006

		(unaudited)
Long-term deferred tax liability	$(8,045)	$(8,787)

Deferred tax assets:
Net operating loss carry forwards	$59,632	$60,774
Other deferred tax assets, net	14,195	12,551

	73,827	73,325
Valuation allowance	(73,827)	(73,325)

Net long-term deferred tax liability	$(8,045)	$(8,787)

Deferred tax assets principally comprise deferred revenues and accrued liabilities and the deferred tax liability relates to the temporary difference resulting from the amortization for tax purposes of the goodwill established on the acquisition of Concerts.
The Company had approximately $173,610 and $10,091 in net operating loss carry forwards for federal and California income tax purposes, respectively, at July 2, 2006 and approximately $172,545 and $9,035, respectively, at October 1, 2006. The net operating loss carry forwards will expire in fiscal years 2007 through 2024 if not previously utilized. In the event of certain changes in ownership of the Company, as defined in the Internal Revenue Code, existing net operating loss carry forwards may be subject to limitation.
7. Debt
Debt consists of the following at July 2, 2006 and October 1, 2006:

	July 2	October 1
	2006	2006

		(unaudited)
Term loans (a)	$40,000	$40,000
Other	210	210

	40,210	40,210
Less current maturities	(42)	(42)

	$40,168	$40,168

(a)	Term loan collateralized by a second lien on substantially all of the Company’s assets. Interest at LIBOR plus 6.5% (or Base Rate plus 5.25%) is due quarterly. All principal is due at maturity on March 18, 2009.
The Company also has a $35,000 line of credit that is collateralized by a first lien on substantially all of the Company’s assets. Interest at LIBOR plus 3.0%-3.5% (or Base Rate plus 2.0%-2.5%) is due quarterly. This facility matures March 18, 2008. There have been no cash draws on the new line of credit, and outstanding letters of credit were $6,133 at July 2, 2006 and October 1, 2006, leaving a remaining availability of $28,867 as of those dates.
Financial covenants for the term loan and line of credit are the same, and require that the Company maintain on a quarterly basis certain levels of fixed charge coverage ratios and leverage ratios as defined in the agreement, as amended. Additional provisions under the facility, among other things, have certain restrictions on capital expenditures and new venue development. The Company was in compliance with its financial covenants at July 2, 2006 and October 1, 2006.
Principal payments due as of July 2, 2006 and October 1, 2006, are as follows:

Fiscal year ended:
2007	$42
2008	92
2009	40,056
2010	20

$40,210

The fair value of the Company’s long term debt approximates its carrying value.
8. Commitments and Contingencies
Litigation
A class action lawsuit was filed in January 2005 alleging violations of the California Labor Code concerning the payment of wages of the Company’s Los Angeles and Anaheim club venue employees. A settlement was reached in September 2005 to which the Court granted final approval in May 2006. The Company accrued $800 for this claim in the fiscal year ended July 3, 2005, with no additional accruals in the fiscal year ended July 2, 2006 or three months ended October 1, 2006.
The Company and its subsidiaries are parties to various other legal proceedings arising in the ordinary course of business. Management believes, based upon the advice of legal counsel responsible for the review of such matters, that there is no proceeding, either threatened or pending, against the Company or its subsidiaries that could result in a material adverse effect on the results of operations or the financial condition of the Company.
Operating Lease Agreements
The Company has entered into various operating lease agreements for land and buildings for entertainment venues and office space. Total rent expense for the year ended July 2, 2006, three months ended October 1, 2006 and three months ended October 2, 2005, was $22,393, $5,879 and $6,069, respectively.
Future minimum lease payments at July 2, 2006, relating to the Company’s noncancelable operating leases are as follows:

Fiscal year ended:
2007	$8,679
2008	8,453
2009	8,335
2010	7,187
2011	7,249
Thereafter	73,195

$113,098

Certain entertainment venue property leases require base and/or additional contingent rental payments based upon a percentage of gross sales or contractually defined earnings. Certain property leases have renewal options, which permit the Company to extend the basic lease for periods of five to 30 years beyond the original terms.
9. Related Party Transactions
In August 2005 an agreement was reached with SilkHOB, LLC, (“SilkHOB”) an affiliate of a shareholder and Director of the Company to provide advisory, promotional and marketing services to the Company’s Myrtle Beach club. The agreement provides in part that the Company will be reimbursed for any Myrtle Beach net operating losses, as defined in the agreement, up to $3,000 for the three years beginning July 2005. As a result, the Company had accrued an $884 receivable as of July 2, 2006 and $910 as of October 1, 2006. During the term of the Myrtle Beach lease SilkHOB is to receive 70% of the club’s net operating income as defined in the agreement, if any. SilkHOB also has an option to take over the Myrtle Beach property as long as the Company is released from obligations under the building lease, and has certain other House of Blues branded hotel and Foundation Room development rights in Myrtle Beach. In addition, during the fiscal year ended July 2, 2006 a different affiliate of the same Company shareholder and Director purchased the real estate containing the Myrtle Beach club, thereby becoming that club’s landlord, without any change in the related lease. The Myrtle Beach club had operating losses during the year ended July 2, 2006, three months ended October 1, 2006 and three months ended October 2, 2005, and the Company’s Myrtle Beach fixed assets have a net book value of $0 as of July 2, 2006 and $24 as of October 1, 2006.

10. Preferred Stock and Common Stockholders’ Equity
Preferred Stock
Preferred stock consists of the following:

	July 2	October 1
	2006	2006

		(unaudited)
Redeemable 12% senior preferred stock, $0.001 par value, 35 shares authorized, issued and outstanding, with a liquidation preference of $45,703 and $47,085	$45,703	$47,085

Total preferred stock	$45,703	$47,085

12% Senior Preferred Stock
Holders of 12% senior preferred stock are entitled to cumulative dividends at the rate of 12% per annum on the original purchase price of the shares, compounded quarterly. The dividend rate on the 12% senior preferred stock is subject to increase to as high as 20% in certain circumstances. All dividends are to be paid out of assets legally available for distribution. No dividend payments can be made until the entire balance of the Company’s term loans and revolving line of credit have been repaid.
The 12% senior preferred stock is redeemable at the option of the Company at any time, is mandatorily redeemable upon the consummation of a qualified initial public offering and is redeemable at the option of the holder in the event of a change of control (as defined in the Company’s certificate of incorporation), in each case at the original purchase price per share plus accrued but unpaid dividends and the applicable redemption premium.
The Company increases the carrying amount of the 12% senior preferred stock by periodic accretions, using the effective-interest method, such that the carrying amount of such shares equals the liquidation preference plus accrued dividends at the end of each reporting period.
Other Rights
Certain holders of the common and preferred stock of the Company have registration rights, rights of first refusal on disposition of shares by other holders and contractual preemptive rights. Holders of preferred stock have limited voting rights.
Warrants and Options
In connection with various transactions, the Company has issued and outstanding as of July 2, 2006 and October 1, 2006, the following warrants and options (exclusive of the option plans described in Note 11) to purchase shares of the Company’s common stock.

	Shares Outstanding
	July 2	October 1
Exercise Price Per Share	2006	2006

		(unaudited)
$0.50	33	33
$7.29	165	165
$60.00-$250.00	40	40

	238	238

These warrants and options generally expire 10 years from the date of grant.
11. Stock Option Plan
The Company adopted stock options plans (the Option Plans) during 1993, 2001 and 2004. The Option Plans allow for a committee selected by the Board of Directors to grant stock options to certain employees at a price not less than 100% of the fair value of the Company’s common stock, as defined by the Option Plans (incentive stock options), or issue nonqualified stock options pursuant to the Option Plans. The Option Plans prescribe general terms for the exercise of options and option periods subject to the condition that all options terminate not more than 10 years from the date of grant. As of July 2, 2006, under the 2004 Plans 21,556 of 24,375 options had been granted. No further grants are being made from the 1993 or 2001 Plans and 504 and 423 are outstanding as of July 2, 2006 and October 1, 2006, respectively.
Options granted generally vest over four-year periods unless otherwise specified in the option grant. In addition, options granted under the 2004 Performance Equity Incentive Plan are not exercisable unless, among other criteria, a liquidity event, as defined, has occurred. There was no liquidity event through October 1, 2006. Information regarding stock options awarded under the Option Plans at July 2, 2006 and October 1, 2006 is as follows.

		Weighted-
		Average
		Exercise
	Shares	Price

July 2, 2006
Options outstanding, at beginning of year	21,589	$7.53
Granted	1,084	1.10
Exercised	(5)	1.00
Canceled	(608)	5.03
Options outstanding, at end of year	22,060	$2.64

Options exercisable, at end of year	11,185	$4.20

Weighted-average fair value of options granted		$0.62

		Weighted-
		Average
		Exercise
	Shares	Price

	(unaudited)
October 1, 2006
Options outstanding, at beginning of year	22,060	$2.64
Granted	—
Exercised	—
Canceled	(240)	$21.04
Options outstanding, at end of year	21,820	$2.39

Options exercisable, at end of year	11,067	$3.71

Weighted-average fair value of options granted		n/a
The following summarizes the exercise price per share, the number of shares outstanding and exercisable, and the weighted-average remaining contractual life of options exercisable at July 2, 2006 and October 1, 2006.

			Weighted-
			Average
	Option	Option	Remaining
	Shares	Shares	Contractual
Exercise Price Per Share	Outstanding	Exercisable	Life (years)
(actual price)
July 2, 2006
$1.00	21,345	10,684	7.73
1.50	211	—	n/a
60.00 to 150.00	504	501	2.74

	22,060	11,185

			Weighted-
			Average
	Option	Option	Remaining
	Shares	Shares	Contractual
Exercise Price Per Share	Outstanding	Exercisable	Life (years)
(actual price)	(unaudited)
October 1, 2006
$1.00	21,211	10,648	7.50
1.50	187	—	n/a
60.00 to 150.00	422	419	2.93

	21,820	11,067

12. Employee Benefit Plan
Effective January 1, 1996, the Company adopted the HOB Entertainment, Inc. 401(k) Plan to provide deferred compensation benefits for all eligible employees. Each year, participants may elect to contribute a fixed dollar amount or percentage not to exceed 15% of compensation, as defined, subject to Internal Revenue Code limitations. In addition, the Company may make qualified non-elective contributions to certain eligible participants for each 401(k) Plan year.
Contributions made by the Company for the year ended July 2, 2006, three months ended October 1, 2006 and three months ended October 2, 2005 were $486, $134 and $114, respectively.
13. Supplemental Disclosure of Cash Flow Information
Supplemental disclosure of cash flow information and noncash activities for the year ended July 2, 2006, and three months ended October 1, 2006 and October 2, 2005, are as follows:

	July 2	October 1	October 2
	2006	2006	2005

		(unaudited)
Cash flow information:
Cash paid for interest	$6,083	$1,421	$1,382
Cash paid for (refunds received for) income taxes	$191	$179	$(32)
Noncash rent expense	$480	$122	$121
14. Subsequent Event (unaudited)
On November 3, 2006, the Company was acquired by Live Nation, Inc. for an aggregate price of $354 million in cash, subject to certain adjustments.